Exhibit 5.1
August 31, 2007
TAM Capital Inc.
c/o Ogier Fiduciary Services (Cayman) Limited
Queensgate House
South Church Street
PO Box 1234
Grand Cayman KY1-1108
Cayman Islands
TAM S.A.
Av. Jurandir, 856, Lote 4, 1° andar
04072-000, São Paulo, SP
Federative Republic of Brazil
TAM Linhas Aéreas S.A.
Av. Jurandir, 856, Lote 4, 2° andar
04072-000, São Paulo, SP
Federative Republic of Brazil
The Bank of New York
101 Barclay Street – 7 East
New York, New York 10286
Re: TAM S.A.
Ladies and Gentlemen:
     We have acted as special counsel as to the laws of the State of New York to TAM Capital Inc. (the “Issuer”) and to TAM S.A. and TAM Linhas Aéreas S.A. (the “Guarantors”) in connection with the registration statement on Form F-4 (the “Registration Statement”) filed on the date hereof by the Issuer and the Guarantors with the United States Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement is being filed in connection with the proposed offer to exchange (the “Exchange Offer”) up to U.S.$300,000,000 of the Issuer’s 7.375% Senior Guaranteed Notes due 2017 (the “Exchange Notes”) that have been registered under the Securities Act for an equal principal amount of the Issuer’s outstanding U.S.$300,000,000 7.375% Senior Guaranteed Notes due 2017 (the “Unregistered Notes”). The Unregistered Notes were issued, and the Exchange Notes are to be issued, pursuant to an indenture dated as of April 25, 2007 (the “Indenture”) among the Issuer, the Guarantors, The Bank of New York (the “Trustee”) and The Bank of New York (Luxembourg) S.A. Pursuant to the Indenture, the Guarantors will unconditionally guarantee all of the Issuer’s

August 31, 2007
obligations under the Exchange Notes. In this opinion, we refer to the Issuer and the Guarantors, collectively, as the “Issuers.”
     In rendering the opinions expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction of the Registration Statement, the Indenture and the form of Exchange Notes. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate, in connection with the opinions hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. We have assumed that the opinions of Machado, Meyer, Sendacz e Opice Advogados and Ogier referred to below are correct in all material respects. We have also assumed that each of the parties to the documents examined has all requisite power and authority to execute, deliver and perform its obligations under the respective documents, and to effect the transactions contemplated thereby. We have further assumed that each of the documents examined (i) has been duly authorized, executed and delivered by each of the parties thereto in accordance with the law of its jurisdiction of organization, other than as to the laws of the State of New York, and (ii) constitutes the valid binding and enforceable obligation of each such party, other than in respect of the Issuers as to the laws of the State of New York.
     Based on the foregoing, and such examination of law as we have deemed necessary, we are of the opinion that:
(i)	the Exchange Notes, when executed and delivered by the Issuer, and authenticated by the Trustee, in accordance with the terms of the Exchange Offer and the Indenture, will be legally binding and valid obligations of the Issuers, entitled to the benefits of the Indenture and enforceable against the Issuers in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and
(ii)	the guarantees of the Exchange Notes, when the Exchange Notes are authenticated by the Trustee and executed and delivered in accordance with the terms of the Exchange Offer and the Indenture, will be legally binding and valid obligations of the Guarantors, enforceable against each of them in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
     We express no opinion as to Section 11.06 (Currency Indemnity) of the Indenture providing for any currency indemnity.
     The opinions set forth in this letter relate only to the laws of the State of New York and we express no opinion as to the laws of another jurisdiction and we assume no responsibility for the applicability or effect of the law of any other jurisdiction.

August 31, 2007
     To the extent that opinions set forth in this letter relate to the laws of the Federative Republic of Brazil, we have relied on the opinion of Machado, Meyer, Sendacz e Opice Advogados to you dated August 31, 2007 in expressing such opinions. To the extent that any opinions stated herein are dependent on the laws of the Cayman Islands, we have relied on the opinion of Ogier to you dated August 31, 2007 in expressing such opinions.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and the reference to this firm in the Registration Statement and the related prospectus under the heading “Legal Matters”. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.
     This opinion is given solely for your benefit and may not be furnished to or relied upon by any other person for any purpose without our prior written consent in each instance.
Very truly yours,
/s/ Clifford Chance US LLP
Clifford Chance US LLP